Exhibit 3.1

AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ANDRETTI ACQUISITION CORP. II

The existing definition of Deadline Date in Article 49.7 shall be replaced with the following:

“In the event that:

(a)	the Company does not consummate a Business Combination within 36 months from the consummation of the IPO, or such later time as the Members may approve by Special Resolution in accordance with the Articles (the “Deadline Date”);”.